Exhibit 99.1

For immediate release

TRICO MARINE SERVICES REPORTS 2008 FIRST QUARTER RESULTS

HOUSTON, April 29, 2008 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended March 31, 2008 reporting quarterly net income of $10.9 million, or $0.73 earnings per share (diluted), which included a $2.8 million pre-tax gain on sale of non-revenue generating assets, or $0.12 earnings per share (diluted).  By comparison, our fourth quarter net income was $30.7 million or $2.08 earnings per share (diluted) including $13.1 million or $0.89 earnings per share (diluted), due to favorable changes in the Norwegian Tonnage Tax regime.

(In thousands, except per share data and day rates)
	Three months	Three months
	Ended	Ended
	March 31, 2008	December 31, 2007
Charter hire revenues	$58,138	$63,148
Operating income	11,504	18,246
Net income	10,901	30,736
Diluted EPS	$0.73	$ $ 2.08

Average Day Rates:
Towing & Supply
AHTSs	$39,373	$45,930
PSVs	17,959	22,591
OSVs	7,163	7,454

Subsea
SPSVs	$18,709	$19,066

Utilization:
Towing & Supply
AHTSs	87%	92%
PSVs	91%	79%
OSVs	77%	69%

Subsea
SPSVs	94%	92%

President and Chief Executive Officer, Joe Compofelice, commented, “Our first quarter results reflect the Company’s continued success in executing our long-term strategy.  During the quarter the markets were strong in the North Sea, West Africa and Mexico, with some softness in the Gulf of Mexico which improved after the end of the quarter.  We did, however, mobilize three vessels from our domestic fleet to international areas for term contracts.  While the cost of mobilizing these vessels impacted our first quarter results, our future earnings will be enhanced by positioning these vessels in high growth markets with term contracts.  Eastern Marine Services Limited (EMSL), our joint venture with China Oilfield Services Limited (COSL), was profitable during the quarter, its first quarter of profitability since commencement of operations in July 2006.  EMSL’s growth and profitability are an important part of our plan to expand into emerging markets, creating value for our shareholders.”

Highlights for the Quarter

•

Mobilized two vessels to Southeast Asia and one vessel to West Africa with an adverse effect of $1.7 million to operating income

3200 SOUTHWEST FWY - SUITE 2950 - HOUSTON, TEXAS 77027 -  (713)780-9926 - FAX (713)780-0062

•

EMSL recorded its first quarterly profit

•

Secured a new $50 million credit facility

Subsequent Events to the Quarter

•

Awarded long-term contracts with Grupo CFC in Mexico for work with Pemex for two GPA-640 vessels  expected to be delivered in the second and third quarters of 2008

•

Secured a$100 million credit facility to fund construction of the previously-announced eight newbuild subsea vessels

•

Sold three crewboats, reducing the size of Trico’s  U.S. Gulf Of Mexico fleet to twelve supply vessels and two crewboats

Summary Results

Charter hire revenues for the quarter ended March 31, 2008 were $58.1 million, a $5.0 million decrease compared to the fourth quarter of 2007.  This decrease can be attributed to a combination of a reduction in spot AHTS rates in the North Sea from the record rates in the fourth quarter of 2007, lower utilization for supply vessels in the Gulf of Mexico and the loss of revenues from three vessels being mobilized internationally.  Direct operating expenses for the quarter increased $3.6 million compared to the prior quarter due to increased repairs and maintenance expenses and mobilization costs to move vessels internationally.

In April 2008 (through April 25, 2008), AHTS day rates averaged $31,035 with utilization of 76%, PSV day rates averaged $17,734 with utilization of 91%, OSV day rates averaged $7,692 with utilization of 83%, and SPSV day rates averaged $23,235 with utilization of 68%.

Conference Call Information

The Company will conduct a conference call at 8:30 a.m. EDT on Wednesday, April 30, 2008, to discuss the results with analysts, investors and other interested parties.  Individuals who wish to participate in the conference call should dial (888) 277-7135, access code 6623904, in the United States or (913) 312-0843, access code 6623904, from outside the country.

A telephonic replay of the conference call will be available until May 14, 2008, starting approximately 1 hour after the completion of the call, and can be accessed by dialing (888) 203-1112 access code 6623904 (international calls should use (719) 457-0820, access code 6623904).

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, operating primarily in international markets, with operations in the North Sea, West Africa, Mexico, Brazil, Southeast Asia and the Gulf of Mexico.  Using its larger and more sophisticated vessels, Trico provides support for the construction, installation, repair and maintenance of offshore facilities, the deployment of underwater remotely operated vehicles, or ROVs, sea floor cable laying and trenching services.  Trico is headquartered in Houston, Texas.

For more information about Trico Marine Services, Inc. visit us on the web at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements.  A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings.  Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:

Geoff Jones

VP & Chief Financial Officer

(713) 780-9926